Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-82688, 333-101360, 333-101361, 333-124366, 333-130024, 333-139246, 333-139247, 333-139254, 333-147386, 333-163007 and 333-198056) and on Form S-3 (Nos. 333-141517, 333-153373, 333-150851, 333-37934, 333-71526, 333-81964, 333-88866, 333-122240, 333-117952, 333-130026, 333-130028, 333-139244, 333-187322 and 333-192712) of Ladenburg Thalmann Financial Services Inc. of our reports dated February 18, 2014 and February 19, 2013 relating to the consolidated financial statements of KMS Financial Services, Inc., which appear in the Current Report on Form 8-K/A of Ladenburg Thalmann Financial Services Inc. dated December 30, 2014.

/s/ Hagelin & Alloway PS

Seattle, WA
December 30, 2014